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                                                                Exhibit 8.1

                          FULBRIGHT & JAWORSKI L.L.P.
                   A Registered Limited Liability Partnership
                                2200 Ross Avenue
                                   Suite 2800
                              Dallas, Texas 75201
                            telephone: 214/855-8000
                            facsimile: 214/855-8200


                                     February 28, 1994

Valero Energy Corporation
530 McCullough Avenue
San Antonio, Texas  78215

Dear Sirs:

       We have acted as counsel to Valero Energy Corporation, a Delaware corporation (the "Company"), in connection with the registration of 3,000,000 shares of the Company's $
Convertible Preferred Stock, stated value $50.00 per share (the "New Preferred Stock"), as described in the Prospectus (the "Prospectus") contained in Amendment No. 3 to the Company's Registration Statement on Form S-3 (Registration No. 33-70454) (the "Registration Statement"). In this connection, we have assisted in the preparation of the description of the United States federal income tax consequences relevant to the purchase, ownership and disposition of the New Preferred Stock contained in the Prospectus under the caption entitled "Certain U.S. Federal Income Tax Consequences" (the "Tax Summary").

       In connection with this opinion, we have reviewed the Prospectus and we have assumed that all facts described in the Prospectus are true, accurate and complete. Based upon the assumptions and limitations set forth therein and herein, such legal considerations as we deem relevant and other qualifications contained in this letter, it is our opinion that the discussion and the legal conclusions set forth in the Tax Summary are accurate and complete in all material respects and address all material United States federal income tax considerations with respect to the matters set forth therein.

       The opinions expressed herein are based upon the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, court decisions and administrative pronouncements published to date. Any or all of the above are subject to change, possibly with retroactive effect. Subsequent statutory or administrative change or clarifications or court decisions could cause the opinions expressed in the Tax Summary to become inaccurate

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or incomplete.  The Company has neither requested nor received any advance ruling from the Internal Revenue Service (the "Service") pertaining to the transactions contemplated by the Prospectus. Our opinion is not binding upon the Service or any court. Accordingly, the Service may challenge some or all of the conclusions set forth above in an audit of the Company or a holder of the new Preferred Stock. If such challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained.

       This opinion is rendered solely for the benefit of the Company and is not to be used, circulated, copied, quoted or referred to without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Tax Summary.

                                     Very truly yours,


                                     Fulbright & Jaworski L.L.P.